Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contacts
Investors: Jim Zeumer
(248) 433-4502
Email: jim.zeumer@pulte.com

Media: Caryn Klebba
(248) 433-4840
Email: caryn.klebba@pulte.com

PULTE HOMES REPORTS FOURTH QUARTER 2009 FINANCIAL RESULTS

•	Homebuilding Revenue of $1.7 Billion, an Increase of 5% Over Prior Year

•	Q4 2009 Net Loss of $117 Million Inclusive of Significant Charges Totaling $925 Million Partially Offset by $800 Million Income Tax Benefit

•	Excluding Impact of Significant Charges and Benefits Recorded in the Period, Operating Results at Approximately Breakeven for the Quarter

•	Home Sale Gross Margin of 14.2%, Before Impact of Interest, Merger-Related Costs, Impairments and Land-Related Charges, Up from 13.1% in Q3 2009

•	Net Sign Ups Increase 113% Over Prior Year to 3,748 Homes

•	Company Ends Quarter With $1.9 Billion in Cash

•	Year-end Backlog of 5,931 Homes, Valued at $1.6 Billion

Bloomfield Hills, Mich., February 9, 2010 – Pulte Homes (NYSE: PHM) announced today financial results for its fourth quarter and full year ended December 31, 2009. For the quarter, the Company reported a net loss of $117 million, or $0.31 per share, inclusive of approximately $925 million in these significant charges:

•	Goodwill impairment charges of $563 million

•	Land-related charges of $280 million

•	Merger-related charges of $45 million

•	Mortgage repurchase reserve charges of $37 million

These charges were partially offset by $800 million in income tax benefits related to recently enacted tax legislation that extended the carryback period of net operating losses from two years to five years. Adjusting for the net impact of these identified charges and benefits, Pulte Homes operated at approximately breakeven for the period. As a result of the new tax legislation, the Company expects to receive a federal tax refund of $917 million.

For the comparable period in 2008, the Company reported a net loss of $338 million, or $1.33 per share, including goodwill impairments and land-related charges of $386 million and an income tax benefit of $142 million.

Consolidated revenue for the quarter was $1.7 billion, compared with prior year revenue of $1.6 billion.

On August 18, 2009, Pulte Homes completed its merger with Centex Corporation. The Company’s 2009 fourth quarter results are inclusive of Centex’s operations for the entire period. Prior year results have not been adjusted for the merger.

“We initiated a number of critical actions in 2009, the benefits of which can be seen in both the Company’s fourth quarter results and its stronger position heading into 2010,” said Richard J. Dugas, Jr., Chairman, President and CEO of Pulte Homes. “Fourth-quarter gains in sign-up pace, adjusted margins, overhead leverage, cash and other critical business metrics are reflective of the Company’s improvement in overall business performance.

“With our integration of Centex’s operations well underway, we have made great strides toward realizing the operating and financial benefits that made the deal so compelling. We remain on track to capture targeted synergies and savings of $440 million on an annualized basis by the end of 2010, while Centex’s land assets are proving to be an important resource in a market facing a limited supply of well-positioned homebuilding lots. Finally, with $1.9 billion in cash on our balance sheet and a pending tax refund, we have ample liquidity to manage our operations.”

Fourth Quarter Results

Revenue from home sales (settlements) in the fourth quarter ended December 31, 2009, totaled $1.6 billion, compared with $1.5 billion in last year’s fourth quarter. Higher revenue for the quarter reflects a 13% increase in closings to 6,200 homes, partially offset by a 7% decrease in average selling price to $258,000.

Cost of sales in the fourth quarter related to home sales totaled $1.6 billion, inclusive of $151 million of impairments and land-related charges and $21 million in merger-related charges. For the prior year quarter, Home sales cost of sales was $1.6 billion, inclusive of $205 million in impairments and land-related charges. Excluding impairments and related charges, interest expense and merger costs, home sale gross margin would have been 14.2%, an increase of 360 basis points over the prior-year fourth quarter and 110 basis points over the third quarter 2009.

Reported homebuilding selling, general & administrative (SG&A) expense for the period was $188 million, inclusive of $7 million of merger-related severance costs. For the quarter, reported SG&A as a percentage of home sales revenue dropped to 11.8%, an improvement of 170 basis points from the prior year. SG&A expense for the fourth quarter 2008 was $205 million, or 13.5% of home sales revenue.

During the fourth quarter, the Company performed its annual goodwill impairment test and determined that $563 million of goodwill resulting from the Centex merger was impaired. The impairment charge was recorded in Homebuilding, other expenses for the fourth quarter 2009.

Inclusive of all land-related charges, impairments and merger costs of $884 million, the Company’s reported fourth quarter Homebuilding pre-tax loss was $867 million. For the comparable prior year period, the Company’s reported Homebuilding pre-tax loss was $466 million, inclusive of $385 million of land-related charges and goodwill impairments.

Fourth quarter 2009 net new home orders, inclusive of Centex operations for the entire period, increased 113% to 3,748 homes compared with prior year orders of 1,763 homes. The Company’s reported quarter-end backlog as of December 31, 2009, was 5,931 homes, valued at $1.6 billion. Backlog for the fourth quarter 2008 was 2,174 homes, valued at $631 million.

The Company’s financial services operations reported a pre-tax loss of $36.3 million for the quarter, compared with a pre-tax loss of $7.9 million for the prior year. The increased pre-tax loss for the period was primarily driven by mortgage repurchase reserve charges recorded in the quarter. The mortgage capture rate for the quarter was 81%, compared with 92% for the same period last year.

Full-Year Results

For the 12 months ended December 31, 2009, Pulte Homes’ net loss was $1.2 billion, or $3.75 per share, compared with a net loss of $1.5 billion, or $5.81 per share, for the prior year period. Consolidated revenue for 2009 was $4.1 billion, compared with $6.3 billion for 2008. Reported 2009 financial results reflect the Company’s merger with Centex Corporation that closed on August 18, 2009. Reported results are inclusive of Centex for the period from August 19, 2009 through December 31, 2009. Prior year results have not been adjusted for the merger.

Revenue from home sales (settlements) for the period was $3.9 billion, compared with revenue of $6.0 billion in the prior year. The decline in revenue for the period reflects closings of 15,013, a 29% decrease from the prior year, combined with a 9% reduction in average selling price to $258,000. Lower volumes and average selling price are consistent with declines in the U.S. economy and demand for new homes.

The Company’s reported homebuilding pre-tax loss for the period increased 9% to $1.9 billion driven primarily by impairments and merger-related costs. Homebuilding SG&A expense for the period, inclusive of $65 million in merger-related costs, totaled $630 million compared with $777 million in the prior year. For 2009, the Company recorded $1.5 billion of land-related charges and goodwill impairments. For the prior year period, land-related charges and goodwill impairments also totaled $1.5 billion.

For the full year 2009, Pulte’s financial services operations, inclusive of Centex’s mortgage and title operations effective August 19, 2009, generated a pre-tax loss of $55.0 million, compared with pre-tax income of $28.0 million in the prior year. The pre-tax loss reported in 2009 was driven in large part by increased loan loss reserves, the 29% decline in mortgage loans originated compared with the prior year and merger-related costs.

A conference call discussing Pulte Homes’ fourth quarter results will be held Tuesday, February 9, 2010, at 8:30 a.m. Eastern Time, and web cast live via Pulteinc.com. Interested investors can access the call via the Company’s home page at www.pulteinc.com, and are encouraged to download the available slides that provide additional details on the Company’s fourth quarter results.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: the possibility that the expected efficiencies and cost savings from the merger with Centex will not be realized, or will not be realized within the expected time period; the risk that the Pulte and Centex businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; interest rate changes and the availability of mortgage financing; continued volatility in, and potential further deterioration of, the debt and equity markets; competition within the industries in which Pulte operates; the availability and cost of land and other raw materials used by Pulte in its homebuilding operations; the availability and cost of insurance covering risks associated with Pulte’s businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; the interpretation of tax, labor and environmental laws; changes in consumer confidence and preferences; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See Pulte’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2008, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses.

About Pulte Homes

Pulte Homes, Inc., based in Bloomfield Hills, Mich., is one of America’s largest home building companies with operations in 69 markets, 29 states and the District of Columbia. The Company has an unmatched capacity to meet the needs of all buyer segments through its brand portfolio that includes Pulte Homes, Centex and Del Webb, as well as its regional brands of DiVosta Homes (Florida) and Fox & Jacobs (Texas). In 2009, Pulte Homes brands received more top rankings than any other homebuilder in the annual J.D. Power and Associates 2009 New-Home Builder Customer Satisfaction Studysm. Pulte Mortgage LLC is a nationwide lender offering Pulte customers a variety of loan products and superior service.

(a)	Web sites: www.pulteinc.com; www.pulte.com; www.centex.com; www.delwebb.com;

Pulte Homes, Inc.

Condensed Consolidated Results of Operations

($000’s omitted, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$1,686,573	$1,611,672	$3,966,589	$6,112,038
Financial Services	44,250	32,145	117,800	151,016

Total revenues	$1,730,823	$1,643,817	$4,084,389	$6,263,054

Pre-tax income (loss):
Homebuilding	$(866,776)	$(466,294)	$(1,853,297)	$(1,694,711)
Financial Services	(36,308)	(7,893)	(55,038)	28,045
Other non-operating	(14,141)	(5,538)	(66,784)	(15,933)

Loss before income taxes	(917,225)	(479,725)	(1,975,119)	(1,682,599)

Income taxes (benefit)	(800,328)	(141,560)	(792,552)	(209,486)

Net loss	$(116,897)	$(338,165)	$(1,182,567)	$(1,473,113)

EARNINGS PER SHARE - ASSUMING DILUTION:

Net loss	$(0.31)	$(1.33)	$(3.75)	$(5.81)

Shares used in per share calculations	376,894	253,841	315,430	253,512

Pulte Homes, Inc.

Condensed Consolidated Balance Sheets

($000’s omitted)

	December 31, 2009	December 31, 2008
	(Unaudited)
ASSETS

Cash and equivalents	$1,858,234	$1,655,264
Restricted cash	32,376	—
Unfunded settlements	2,153	11,988
House and land inventory	4,940,358	4,201,289
Land held for sale	58,645	164,954
Land, not owned, under option agreements	174,132	171,101
Residential mortgage loans available-for-sale	166,817	297,755
Investments in unconsolidated entities	73,815	134,886
Goodwill	895,918	—
Intangible assets, net	188,548	102,554
Other assets	705,040	595,098
Income taxes receivable	955,186	373,569

	$10,051,222	$7,708,458

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$278,333	$218,135
Customer deposits	74,057	40,950
Accrued and other liabilities	1,843,545	1,079,195
Collateralized short-term debt, recourse solely to applicable non-guarantor subsidiary assets	18,394	237,560
Income tax liabilities	360,921	130,615
Senior notes	4,281,532	3,166,305

Total liabilities	6,856,782	4,872,760

Total Shareholders’ Equity	3,194,440	2,835,698

	$10,051,222	$7,708,458

Pulte Homes, Inc.

Segment Data

($000’s omitted)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
HOMEBUILDING:
Home sales (settlements)	$1,597,066	$1,519,896	$3,869,297	$5,980,289
Land sales	89,507	91,776	97,292	131,749

Homebuilding Revenue	1,686,573	1,611,672	3,966,589	6,112,038

Home cost of sales	(1,571,389)	(1,603,790)	(4,274,474)	(6,585,177)
Land cost of sales	(186,410)	(233,019)	(211,170)	(393,998)
Selling, general & administrative expense	(187,765)	(205,096)	(630,339)	(776,673)
Other income (expense), net	(607,785)	(36,061)	(703,903)	(50,901)

Pre-tax loss	$(866,776)	$(466,294)	$(1,853,297)	$(1,694,711)

FINANCIAL SERVICES:
Pre-tax income (loss)	$(36,308)	$(7,893)	$(55,038)	$28,045

OTHER NON-OPERATING:
Pre-tax income (loss):
Net interest income	$261	$5,739	$6,905	$23,496
Other income (expense), net	(14,402)	(11,277)	(73,689)	(39,429)

Total other non-operating	$(14,141)	$(5,538)	$(66,784)	$(15,933)

Pulte Homes, Inc.

Business Operating Data

($000’s omitted)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Home Sales revenues	$1,597,066	$1,519,896	$3,869,297	$5,980,289

Unit settlements:
Northeast	841	709	1,748	2,142
Southeast	1,031	869	2,296	3,274
Gulf Coast	1,943	1,316	4,578	5,391
Midwest	702	752	1,810	2,651
Southwest	930	1,303	2,751	5,494
West	694	525	1,766	2,070
Other Homebuilding	59	—	64	—

	6,200	5,474	15,013	21,022

Average selling price	$258	$278	$258	$284

Net new orders:*
Northeast	448	200	1,731	1,563
Southeast	649	294	2,297	2,357
Gulf Coast	1,337	416	4,172	3,958
Midwest	434	262	1,724	2,094
Southwest	429	362	2,675	3,878
West	409	229	1,520	1,456
Other Homebuilding	42	—	66	—

	3,748	1,763	14,185	15,306

Net new orders - dollars**	$978,000	$442,000	$3,708,000	$4,101,000

Unit backlog:
Northeast			989	212
Southeast			1,079	364
Gulf Coast			2,081	689
Midwest			583	271
Southwest			497	394
West			700	244
Other Homebuilding			2	—

			5,931	2,174

Dollars in backlog			$1,577,000	$631,000

*	Net new order units exclude 4,585 units of acquired backlog from the merger with Centex.
**	Net new order dollars represents a composite of new order dollars combined with other movement of the dollars in backlog related to cancellations and change orders.

Pulte Homes, Inc.

Business Operating Data, continued

($000’s omitted)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
MORTGAGE ORIGINATIONS:
Origination volume	4,255	3,858	10,737	15,227

Origination principal	$906,181	$847,668	$2,276,390	$3,403,506

Capture rate percentage	80.9%	92.2%	85.3%	92.0%

Pulte Homes, Inc.

Supplemental Information

($000’s omitted)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Interest expense:
Homebuilding (included in home cost of sales)	$40,859	$61,059	$165,355	$210,709
Financial Services	1,507	1,225	2,341	6,118
Other non-operating	917	729	2,262	2,908

Total interest expense	$43,283	$63,013	$169,958	$219,735

Depreciation & amortization	$14,904	$16,439	$54,246	$73,980

Reconciliation of Non-GAAP Financial Measures

This press release contains information about home sale gross margin excluding impairments and related charges, interest expense, and merger costs, which is considered a non-GAAP measure under the SEC’s rules and should be considered in addition to, rather than as a substitute for, home sale gross margin (which we define as home sale revenues less home cost of revenues) as a measure of our operating performance. Management and our local divisions use this measure in evaluating the operating performance of each community and in making strategic decisions regarding sales pricing, construction and development pace, product mix, and other daily operating decisions. We believe it is a relevant and useful measure to investors for evaluating our performance through gross profit generated on homes delivered during a given period and for comparing our operating performance to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments thereto before comparing our home sale gross margin excluding impairments and related charges, interest expense, and merger costs to that of such other companies.

The following table sets forth a reconciliation of home sale gross margin excluding impairments and related charges, interest expense, and merger costs, a non-GAAP financial measure, to home sale gross margin, a GAAP measure, which management believes to be the GAAP financial measure most directly comparable to home sale gross margin excluding impairments and related charges, interest expense, and merger costs ($000’s excluded):

	Three Months Ended		Three Months Ended
	December 31, 2009	September 30, 2009	December 31, 2009	December 31, 2008
Home sale revenues	$1,597,066	$1,053,787	$1,597,066	$1,519,896
Home cost of revenues	(1,571,389)	(1,080,256)	(1,571,389)	(1,603,790)

Home sale gross margin	25,677	(26,469)	25,677	(83,894)

Add:
Land and community valuation adjustments (a)	139,676	117,488	139,676	184,179
Capitalized interest amortization	40,859	36,173	40,859	61,059
Merger related costs (b)	20,684	10,463	20,684	—

Home sale gross margin excluding impairments and related charges, interest expense, and merger costs	$226,896	$137,655	$226,896	$161,344

Home sale gross margin as a percent of homesale revenues	1.6%	-2.5%	1.6%	-5.5%
Home sale gross margin excluding impairments and related charges, interest expense, and merger costs as a percent of home sale revenues	14.2%	13.1%	14.2%	10.6%

(a)	Excludes amortization of capitalized interest related to write-offs of inventory of $11.1 million, $15.1 million, and $20.5 million during the three months ended December 31, 2009, September 30, 2009, and December 31, 2008, respectively.
(b)	Home sale gross margin was adversely impacted in 2009 by the amortization of a fair value adjustment to homes under construction inventory acquired with the Centex merger. This fair value adjustment is being amortized as an increase to cost of sales over the related home closings.